Exhibit 10.2

MSCI INC.
Non-Employee Director Stock Ownership Guidelines
The Board of Directors (“Board”) of MSCI Inc. (the “Company”) has adopted these Non-Employee Director Stock Ownership Guidelines (“Ownership Guidelines”) to further align the interests of the Company’s non-employee directors of the Board with those of the Company’s stockholders and thereby help to promote sound corporate governance.
Commencing on January 27, 2026 (the “Effective Date”), each non-employee director of the Board (each, a “Director”) is required, within five years following the Effective Date (or, if later, his or her first election or appointment to the Board), to own a target number of shares of the Company’s common stock, par value $0.01 (“Shares”), having an aggregate value equal to seven times the Company’s annual cash retainer for non-employee directors for service on the Board. For purposes of these Ownership Guidelines, “annual cash retainer” excludes any committee chair or member fees, lead independent director fees, meeting fees or other additional cash compensation. Each Director is subject to these Ownership Guidelines for as long as he or she continues to serve on the Board.
Prior to entering into any transaction to dispose of Shares, each Director shall certify in writing to the Company that he or she is in compliance with these Ownership Guidelines.
Shares that count towards satisfaction of the target level of Share ownership under these Ownership Guidelines consist of the following:

1.Shares beneficially owned individually, either directly or indirectly (including any Shares beneficially owned as a result of an election to receive a retainer (or any portion thereof) in Shares);
2.Shares beneficially owned jointly with, or separately, by immediate family members residing in the same household, either directly or indirectly;
3.Shares underlying vested and unvested RSUs granted under the MSCI Inc. 2025 Omnibus Incentive Plan; and
4.Shares for which receipt has been deferred (including any Shares held through the MSCI Inc. Independent Directors Deferral Plan or any other deferred compensation plan maintained by the Company).

It is intended that these Ownership Guidelines be flexible. As such, the Compensation, Talent and Culture Committee (the “Committee”) of the Board may, in its discretion, modify or waive these Ownership Guidelines, or develop an alternative stock ownership plan, in each case, taking into account individual, Company and market circumstances, as appropriate.
Directors are subject to applicable federal and state laws and Company policy restricting trading on material non-public or “inside” information. These laws and rules may also limit the ability of a Director to buy or sell Shares from time to time. Affiliates of the Company may also be subject to reporting obligations and potential matching liability under Section 16 of the Securities Exchange Act of 1934, as amended. Any resales of Shares by an affiliate must typically be made in accordance with the volume, manner of sale, notice and other requirements of Rule 144 of the Securities Act of 1933, as amended.

Compliance with these Ownership Guidelines is in addition to, not in lieu of, compliance with any other applicable laws or Company policies.

Compliance with the Ownership Guidelines will be measured for each Director on an annual basis on a date to be determined by the Committee. Compliance will be calculated using the closing price of a Share as reported on the principal stock market or exchange on which the Shares are quoted or traded on the last trading day of the first fiscal quarter of the calendar year immediately preceding the applicable compliance measurement date. The Committee may take into consideration decreases in stock prices in determining whether a Director is in compliance with these Ownership Guidelines.

Adopted by the Board of Directors on April 27, 2016
(As Amended and Restated October 27, 2022 and January 27, 2026)